EXHIBIT 1

ADDITIONAL DISCLOSURE ITEMS AS REQUIRED BY THE OTC MARKETS

1)	Name of the issuer and its predecessors (if any)

Company was formerly known as “Target Development Group, Inc.” but was approved by FINRA for a name and ticker symbol change to “Hannover House, Inc.” (HHSE) as of April 3, 2012.

Publicly-traded company was incorporated on January 29, 2009 in Wyoming; predecessor privately-held company (Truman Press, Inc.) was originally incorporated in California on Sept. 15, 1993. Hannover House, Inc. is listed by the Wyoming Secretary of State as being an Active Corporation in Good Standing.

Has the issuer or any of its predecessors ever been in bankruptcy, receivership, or any similar proceeding in the past five years?

Yes:[ ]	No: [X]

2)	Security Information

Trading symbol:	HHSE
Exact title and class of securities outstanding:	Common Stock Shares
CUSIP:	410686 101
Par or stated value:	$.001

Total shares authorized:	900.000,000 as of date: Dec. 31, 2019
Total shares outstanding:	811,529,996 as of date: Dec. 31, 2019
Number of shares in the Public Float[1]:	715,942,844 as of date: Dec. 31, 2019

Total number of shareholders of record:	205 as of date: Dec. 31, 2019

Additional class of securities (if any):

Trading symbol:	HHSE
Exact title and class of securities outstanding:	Series “A” Preferred Shares
CUSIP:	410686 101
Par or stated value:	$.001
Total shares authorized:	10,000,000 as of date: Dec. 31, 2019
Total shares outstanding:	4,000,000 as of date: Dec. 31, 2019

Transfer Agent

Name:	Standard Registrar & Transfer Co., Inc.
Phone:	801-571-8844
Email:	Amy@StandardRegistrar.com

Is the Transfer Agent registered under the Exchange Act?2 Yes: [X] No: [  ]

1“Public Float” shall mean the total number of unrestricted shares not held directly or indirectly by an officer, director, any person who is the beneficial owner of more than 10 percent of the total shares outstanding (a “control person”), or any affiliates thereof, or any immediate family members of officers, directors and control persons.

2 To be included in the Pink Current Information tier, the transfer agent must be registered under the Exchange Act.

Describe any trading suspension orders issued by the SEC concerning the issuer or its predecessors:

Not Applicable

List any stock split, stock dividend, recapitalization, merger, acquisition, spin-off, or reorganization either currently anticipated or that occurred within the past 12 months:

Not Applicable

3)	Issuance History

A.	Changes to the Number of Outstanding Shares

Check this box to indicate there were no changes to the number of outstanding shares within the past two completed fiscal years and any subsequent periods: [  ]

Number of Shares outstanding as of Dec. 31, 2017	Opening Balance: Common: 799,929,996 Preferred: 4,000,000		*Right-click the rows below and select “Insert” to add rows as needed.
Date of Transaction February 4, 2019	Transaction type: New Issuance	Number of Shares Issued : Ten-Million Common Stock Shares (10,000,000)	Class of Securities: Common Stock Shares	Value of shares issued ($/per share) at Issuance $55,000	Were the shares issued at a discount to market price at the time of issuance? YES	Individual/ Entity Shares were issued to: Graham Financial Services, Inc., Paul Graham, President.	Reason for share issuance (e.g. for cash or debt conversion) OR Nature of Services Provided (if applicable): Conversion of eligible non-affiliated aged debt.	Restricted or Unrestricted as of this filing? Unrestricted	Exemption or Registration Type? HHSE Common Stock Shares are presently unregistered with the S.E.C.
August 13, 2019	New Issuance	1,600,000	Common Stock Shares	$12,100	NO	NK Advisors, Nesim Keremi	Issuance made in satisfaction of short-term loan balance	Restricted	HHSE Common Stock Shares are presently unregistered with the S.E.C.
Shares Outstanding on Dec. 31, 2019:	Ending Balance: Common: 811,529,996 Preferred: 4,000,000

B.	Debt Securities, Including Promissory and Convertible Notes

Use the chart and additional space below to list and describe any issuance of promissory notes, convertible notes or convertible debentures in the past two completed fiscal years and any subsequent interim period.

Check this box if there are no outstanding promissory, convertible notes or debt arrangements: [  ]

Date of Note Issuance	Outstanding Balance ($)	Principal Amount at Issuance ($)	Interest Accrued ($)	Maturity Date	Conversion Terms (e.g. pricing mechanism for determining conversion of instrument to shares)	Name of Noteholder	Reason for Issuance (e.g. Loan, Services, etc.)
Sept. 13, 2018	$55,000	$55,000	$4,200	Sept. 13, 2019	One-Year secured note at 7% interest; convertible into Common Stock Shares at a discount to market for unpaid principal and interest at maturity.	Graham Financial Services, Inc. / Paul Graham	New corporate loan for general needs, legal, operations and marketing.
Oct. 13, 2018	$11,628	$11,628	$271	Nov. 13, 2018	Short-term trade debt, not secured with a promissory note and not convertible to Common Stock Shares	Daniel Roebuck	Assistance with DVD replication and freight costs, “Getting Grace”
Nov. 18, 2019	$55,000	$55,000	$0	Nov. 17, 2020	Terms allow Graham to assign note to eligible, non-affiliate purchaser in order to convert unpaid balances to HHSE Common Stock Shares at a discount to market, upon demand if unpaid as of maturation.	Graham Financial Services, Inc. / Paul Graham	Audit, Form 10 Costs, Legal Expenses and General Corporate Activities for 2019
Nov. 28, 2019	$31,400	$31,400	$0	Nov. 27, 2020	Terms allow Graham to assign note to eligible, non-affiliate purchaser in order to convert unpaid balances to HHSE Common Stock Shares at a discount to market, upon demand if unpaid as of maturation.	Graham Financial Services, Inc. / Paul Graham	Audit, Form 10 Costs, Legal Expenses and General Corporate Activities for 2019
30-Jun-19	$14,850	$14,850	$0	Dec. 31, 2019	Standard promissory note plus lien on specific film equipment.	Eric Parkinson, CEO	Legal Fees, overhead, audit costs

Additionally, Issuer entered into four (4) notes prior to the two-year period reflected in the above chart, which have not been previously disclosed under the revised OTC Markets rules. These notes are described below:

3-B-1 On August 1, 2010, Issuer entered into a note with Jo Lynn Anderson, in the principal amount of $100,000, to earn interest at the rate of seven percent (7%) per year. The use of proceeds from this loan was to cover some of the theatrical releasing costs for the motion picture release, “Twelve.” The majority of this note remains unpaid as of 12-31-2019 and through the date of this filing. The note and interest balances are reflected in the company’s balance sheet payables. Under the terms of the note, the principal (only) may be converted into unrestricted stock shares at a discount of thirty-percent (30%) discount-to-market price, based on the Volume Weighted Average Price (“VWAP”) of issuers stock during the ten (10) trading days preceding a conversion of the debt.

3-B-2 On August 1, 2010, Issuer entered into a note with Dennis Anderson, in the principal amount of $100,000, to earn interest at the rate of seven percent (7%) per year. The use of proceeds from this loan was to cover some of the theatrical releasing costs for the motion picture release, “Twelve.” The majority of this note remains unpaid as of 12-31-2019 and through the date of this filing. The note and interest balances are reflected in the company’s balance sheet payables. Under the terms of the note, the principal (only) may be converted into unrestricted stock shares at a discount of thirty-percent (30%) discount-to-market price, based on the Volume Weighted Average Price (“VWAP”) of issuers stock during the ten (10) trading days preceding a conversion of the debt.

3-B-3 On August 10, 2012, Issuer entered into a note with Sue Bartholomew / Southwinds Homes, in the principal amount of $50,000, to earn interest at the rate of seven percent (7%) per year. The use of proceeds was for production costs related to the film “Toys in the Attic” as well as legal fees, filing costs and general operations. The note remains unpaid as of 12-31-2019 and through the date of this filing. The note and interest balances are reflected in the company’s balance sheet payables. Under the terms of the note, the principal and interest may be converted into unrestricted stock shares at a discount of fifty-percent (50%) discount-to-market price, based on the Volume Weighted Average Price (“VWAP”) of issuers stock during the ten (10) trading days preceding a conversion of the debt.

3-B-4 On September 14, 2012, Issuer entered into a note with Sue Bartholomew / Southwinds Homes, in the principal amount of $100,000, to earn interest at the rate of seven percent (7%) per year. The use of proceeds was for star-cast payments and other general production costs related to the film “Toys in the Attic” as well as legal fees, filing costs and general operations. The note remains unpaid as of 12-31-2019 and through the date of this filing. The note and interest balances are reflected in the company’s balance sheet payables. Under the terms of the note, the principal and interest may be converted into unrestricted stock shares at a discount of fifty-percent (50%) discount-to-market price, based on the Volume Weighted Average Price (“VWAP”) of issuers stock during the ten (10) trading days preceding a conversion of the debt.

4)	Financial Statements

A.	The following financial statements were prepared in accordance with:

[X] U.S. GAAP

[  ] IFRS

B.	The financial statements for this reporting period were prepared by (name of individual):[3]

Name:	Eric Parkinson (Chairman, CEO, SECY) and D. Frederick Shefte (President)
Title:	Chairman, CEO & SECY / President
Relationship to Issuer:	Officers / Directors

5)	Issuer’s Business, Products and Services

The purpose of this section is to provide a clear description of the issuer’s current operations. In answering this item, please include the following:

B.	Summarize the issuer’s business operations (If the issuer does not have current operations, state “no operations”)

Company is a media production and distribution enterprise, involved in book publishing, feature film and video production, and distribution of feature films and videos through various media platforms and territories worldwide.

C.	Describe any subsidiaries, parents, or affiliated companies, if applicable, and a description of their business contact information for the business, officers, directors, managers or control persons. Subsidiary information may be included by reference

Wholly-owned subsidiaries are Medallion Releasing, Inc. (for handling non-Hannover House producer clients), and Bookworks, Inc., a special purpose entity utilized for signatory purposes with the Screen Actors Guild. Both Medallion Releasing, Inc and Bookworks, Inc. are Arkansas domiciled corporations. Income and costs from these two subsidiaries are incorporated into the Company’s consolidated financial statements.

3 The financial statements requested pursuant to this item must be prepared in accordance with US GAAP or IFRS by persons with sufficient financial skills.

D.	Describe the issuers’ principal products or services, and their markets

Company publishes fiction and non-fiction books; Company’s media distribution includes the release of films to theatres, home video, digital streaming formats, television outlets and international licensors. Company is working with Vodwiz, Inc. (which has secured non-affiliate private funding) for the development and launch of a new digital streaming site to be named “MyFlix.” The business model for MyFlix is to consolidate feature films and television series programming owned by a wide range of studios and content owners, into a single destination digital streaming site. The revenue model for MyFlix will be to pay third-party streaming and billing costs off the top and divide remaining revenues on a fifty-fifty basis between the program suppliers and with Vodwiz / MyFlix. Consumers visiting the MyFlix website (or accessing the service through mobile APPS or over-the-top devices such as Roku, AppleTV or hardware installed APPS) can purchase movies or TV episodes on a “per transaction basis” (ala Amazon) or alternatively, can open a monthly subscription with MyFlix for unlimited access to approximately half of the programming otherwise available for per-transaction access. As of the date of this filing, forty-three program suppliers, collectively representing over 12,000 titles, had agreed to participate in the MyFlix service, which would position the site as number two only to Amazon in terms of total programming. The growth of digital streaming services has created both a boom and bust in the independent film sectors. Consumers are less likely now to purchase DVDs of unknown movies knowing that the same ten-dollar cost could cover a month’s subscription to a service such as Netflix with over 1,000 titles at any given time. As other studios scramble to open “studio specific” streaming services, Hannover House believes that the Vodwiz / MyFlix model is more like the successful Walmart retail strategy of offering a wider selection of programming at everyday low prices. Hannover House has an option to purchase Vodwiz, subject to the achievement of obtainable corporate benchmarks which include the filing of the Form 10 Registration and the resolution or dismissal of four foreign judgments for which the Company has meritorious defenses and legal strategies to oppose.

6)	Issuer’s Facilities

As of the date of this filing, the Company does not hold a direct lease on offices; however, as a trade-out for marketing services with Vodwiz, Inc., Company has been granted occupancy of offices at 355 N. College Ave., Suite N, Fayetteville, AR, 72701, consisting of approx. 1,380 square feet, including four executive offices, a conference room, two bathrooms and a kitchen. For purposes of accounting and revenue and expense recognition, Company is accruing costs of $2,050 per month for office space value, and matching this sum with a ledger entry for marketing services.

7)	Officers, Directors, and Control Persons

Name of Officer/Director and Control Person	Affiliation with Company (e.g. Officer/Director/Owner of more than 5%)	Residential Address (City / State Only)	Number of shares owned	Share type/class	Ownership Percentage of Class Outstanding	Note
Eric Parkinson	Officer / Director	Fayetteville, AR	43,141,649	Common Stock	5.32%	Rule 144 Restrictions
Eric Parkinson	Officer / Director	Fayetteville, AR	2,400,000	Series “A” Preferred	60%	1000-to-1 Voting Value; 100-to-1 conversion
Don Frederick Shefte	Officer / Director	Fayetteville, AR	31,487,546	Common Stock	3.88%	Rule 144 Restrictions
Don Frederick Shefte	Officer / Director	Fayetteville, AR	1,600,000	Series “A” Preferred	40%	1000-to-1 Voting Value; 100-to-1 conversion

8)	Legal/Disciplinary History

B.	Please identify whether any of the persons listed above have, in the past 10 years, been the subject of:

3.	A conviction in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

Not Applicable

4.	The entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

Not Applicable

3.	A finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

Not Applicable

5.	The entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended, or otherwise limited such person’s involvement in any type of business or securities activities\.

Response: On October 8, 2019, Company was advised of an order from the Arkansas Securities Commission regarding the issuance of a convertible debt instrument to JSJ Investments, Inc. in 2014, which transaction was not registered with the Arkansas Securities Commission. Company was ordered to not issue any additional convertible debt instruments from within the State of Arkansas if such instruments are not registered within the State of Arkansas Securities Commission. Company was advised on a call with the Commission on October 10, 2019 that this policy in Arkansas is effective until such time that the Company is otherwise a fully reporting and registered with the Securities & Exchange Commission. Company has requested an appeal and administrative hearing to remove the order on multiple causes of action. The initial step of the appeal process occurred in late November, at which time, a representative of the Arkansas Dept. of Securities concurred that the transaction in question was not with an Arkansas resident or Arkansas entity, and therefore may not be subject to Arkansas Laws. There will be an additional appeal process hearing at such time that the COVID-19 pandemic shut-down of courthouses and non-essential hearings has been lifted. Based upon prior calls with the Arkansas Securities Commission and with appropriate counsel, Company will present the appropriate evidence at this upcoming hearing that should result in a dismissal of the Arkansas C&D order.

C.	Describe briefly any material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which the issuer or any of its subsidiaries is a party or of which any of their property is the subject. Include the name of the court or agency in which the proceedings are pending, the date instituted, the principal parties thereto, a description of the factual basis alleged to underlie the proceeding and the relief sought. Include similar information as to any such proceedings known to be contemplated by governmental authorities.

Company has not defended selected producer disputes if such disputes were filed outside of the State of Arkansas (in violation of the governing law and jurisdiction as prescribed in the representation agreements). The rationale in not defending such court actions occurring outside of the State of Arkansas is that Arkansas sister-state judgment enforcement laws enable a foreign default judgment to be adjudicated in Arkansas if a meritorious basis exists.

9)	Third Party Providers

Please provide the name, address, telephone number and email address of each of the following outside providers:

Securities Counsel

Name:	Morgan Petitti, Esq.
Firm:	Petitti Law Firm
Address 1:	118 W. Streetsboro Road, # 117
Address 2:	Hudson, OH, 44236
Phone:	330-697-8548
Email:	Petittilaw@gmail.com

Accountant or Auditor

Name:	Lisa Lashley Higgins, CPA
Firm:	Higgins Accounting
Address 1:	111 N. Church St.
Address 2:	Fayetteville, AR 72701
Phone:	479-442-8731
Email:	Delisahog@aol.com

Investor Relations Consultant

Company has elected to defer “promotion” of stock shares and traditional investor relations at this time; it is possible that after the Form 10 Registration has been filed, that resources will be expended to broaden awareness of the Company and its various activities.

Other Service Providers

Provide the name of any other service provider(s), including, counsel, advisor(s) or consultant(s) that assisted, advised, prepared or provided information with respect to this disclosure statement, or provided assistance or services to the issuer during the reporting period.

Name:	Steven H. Kay, Esq.
Firm:	Steven Kay Law Firm
Nature of Services:	Legal Representation
Address 1:	1875 Main Drive
Address 2:	Fayetteville, AR 72704
Phone:	479-521-3334
Email:	Steven@Rockhouselaw.com

Name:	Jonathan McCallum
Firm:	Oleum Rain Studios
Nature of Services:	Mastering & Graphic Design
Address 1:	854 N. Willow
Address 2:	Fayetteville, AR 72701
Phone:	479-283-1687
Email:	JLMcCallum@aol.com

Name:	James Carroll, Esq.
Firm:	Carroll Law Firm
Nature of Services:	Legal Representation
Address 1:	501 Elm Street, Suite 385
Address 2:	Dallas, TX 75202
Phone:	214-760-7788
Email:	James.Carroll@SBCGlobal.net

Name:	Mike Justus
Firm:	Just-Us Printers
Nature of Services:	Printing of posters, brochures, video packaging
Address 1:	555 N. Old Missouri Road
Address 2:	Springdale, AR 72764
Phone:	479-751-0385
Email:	MJustus@Just-UsPrinters.com

Name:	Andy Forman
Firm:	New Century Media
Nature of Services:	Manufacturing of DVD & BluRay Consumer Products
Address 1:	2727 Pellissier Place
Address 2:	City of Industry, CA 90601
Phone:	(562) 695-1000
Email:	Andy@NewCenturyMediaUSA.com